Exhibit 10(i)

                                        			May 7, 1999
Mr. Ron Newcomb	                   				    REVISED
364 Vista Glen Drive
Cincinnati, OH  45246

Dear Ron:

I am pleased to confirm our offer of the position of Vice President - Operations, for the Stanley Works, reporting to me. Employment will continue as long as mutually acceptable until December 31, 2001. Employment may be extended beyond December 31, 2001 subject to written agreement between the parties. The position is based in New Britain, Connecticut.

Your base salary will be $250,000 per year, paid monthly. You will also participate in the Corporate Management Incentive Compensation Program with an incentive payout of $125,000 pro-rated for 1999, which is payable in February 2000. The incentive is based on the performance of the Company as defined in the MICP Revised Plan. You will also receive four weeks of vacation per year.

On joining the Company, you will receive a grant of a 75,000 share stock option under the terms of the 1990 Special Stock Option Plan. The Option Purchase Price will be the price of the stock on the date of the Board of Directors Meeting following your start date. One-third (25,000 shares) of this option grant will vest and become exercisable 12 months following the grant date, and two-thirds (50,000 shares) will vest and become exercisable on December 31, 2001. You will also receive a grant of a 25,000-share option in October 2000. The option purchase price will be set after the October Board meeting. This option grant will vest and becomes exercisable 12 months following the grant date. In the event your employment is ended on December 31, 2001 in accordance with this agreement, your vested stock options may be exercised at any time until the expiration of its original term. In addition, you will participate in our Long Term Performance Award Plan at the senior level. The measurement period for this plan is the three-year period from 2000 through 2002. Therefore, your payment if any will be pro-rated based on the percentage of the targets achieved by December 31, 2001.

As an Officer of The Stanley Works, your will participate in current and future executive benefit programs including our Financial Planning Service, Executive Life Insurance Program, and the Executive Physical Program. The Company will also lease and insure a car for your use. You may select any make and model up to a Fair Market Value of $60,000. Details of the executive benefit programs are attached.

In addition, the Company's Employee Stock Purchase Program (ESPP) allows you to purchase company stock up to 15% of your base pay annually (capped at $25,000), at 15% below the market price. The Company's 401k Plan will match 50% of employee contributions up to 7% of your pay. You will not participate in any of the Company's Pension Plans.

Page 2

The commencement of employment is contingent upon our Medical Department determining that you are physically suited for the duties of the position. This includes a drug-screening test. Please contact Meg Rounds, at 860-827-553998 to make the necessary arrangements.

In the event your employment is terminated by Stanley (except for willful misconduct, gross negligence or insubordination) prior to December 31, 2001, the severance for such involuntary termination would include 26 weeks base salary. In the event of such involuntary termination, you will have 8 months to exercise any options that were vested at the time of termination.

The Stanley Works Insurance plans become effective on the thirty-first day of employment. They will be explained to you in detail on your first day of employment. You can usually extend your existing medical coverage for a limited period of time to cover any lapse between the plans.

Ron, this is the key role in driving competitiveness and customer satisfaction throughout the Company. You will lead an organization that will help make it happen. I am delighted that you are considering joining our team. If you have any questions, please give me a call at 860-827-3990 or Mark Mathieu at 860-827-3818.

Best regards,


John Trani                                      Ron Newcomb
-------------         				                      -------------

John Trani			                               				Ron Newcomb
Chairman & CEO


Enclosures:	Deferred Compensation Plan (December 19, 1995)
            1990 Stock Option Plan
            Executive Life Insurance Program
            Financial Planning Service
          		Senior Management Income Protection Plan
          		Executive Physical Program
          		Employee Benefits Booklet
           	Executive Car Program
          		Pre-employment Medical Forms